News Release

EXHIBIT 99.1
FOR IMMEDIATE RELEASE
May 3, 2018

SM ENERGY REPORTS FIRST QUARTER 2018 RESULTS
OUTSTANDING EXECUTION CONTINUES

DENVER, CO May 3, 2018 - SM Energy Company ("SM Energy" or the “Company”) (NYSE: SM) today announced financial and operating results for the first quarter of 2018. Highlights include:

•	New wells outperforming expectations. 19 new RockStar wells reached peak 30-day IP rates that averaged 1,440 Boe/d per well (88% oil)

•	Production exceeded guidance range. 113 MBoe/d average production, 42% oil. Midland Basin production was up 18% sequentially and 100% year-over-year

•	Rapid margin expansion. $23.10 per Boe operating margin (pre-hedge) was the highest in 14 quarters, up 30% sequentially and up 68% year-over-year

•
Strong earnings. Net income was $317.4 million; EPS was $2.81 and adjusted EPS was $0.07, per diluted common share; net cash provided by operating activities (GAAP) was $140.1 million and adjusted EBITDAX was $210.2 million (adjusted EPS and adjusted EBITDAX are non-GAAP measures; see below for additional information)

•	Significant reduction in net debt. $792 million in closed or pending asset sales year-to-date core up portfolio
MANAGEMENT COMMENTARY
President and Chief Executive Officer Jay Ottoson comments: “New well results are positive across the board, continuing to demonstrate the quality of our Midland Basin assets and our excellent track record for strong operational execution. First quarter successes in reducing net debt and driving margin expansion underscore our long-term objectives to reduce leverage and drive a competitively high rate of cash flow growth.”
SUMMARY WELL RESULTS
Results from new RockStar wells (18 of 19 have 10,000 foot laterals) that have reached their 30-day peak IP rates include:

•	13 Wolfcamp A wells had average peak 30-day IP rates of approximately 1,500 Boe/d per well (89% oil)

•	4 Wolfcamp B wells had average peak 30-day IP rates of approximately 1,250 Boe/d per well (84% oil)

•	2 Lower Spraberry wells had average peak 30-day IP rates of approximately 1,485 Boe/d per well (87% oil), among the Company’s strongest Lower Spraberry wells to date

FIRST QUARTER 2018 RESULTS

•
Production of 10.14 MMBoe (112.7 MBoe/d) exceeded the Company’s guidance range, reflecting strong performance from new wells in the Midland Basin, partially offset by reduced production in the Eagle Ford related to third party pipeline downtime.

•
$37.76/Boe average realized price (before the effects of realized hedges) and $23.10/Boe operating margin are the highest since late 2014. Margin expansion is primarily the result of a higher percentage of oil in the production mix, as the Company continues its portfolio transition and focuses its development program on its highest return assets, as well as higher benchmark pricing for oil and NGLs.

◦	LOE of $4.95/Boe was lower than the Company’s expectations due to higher volumes and the timing of well workovers and roadwork
First quarter of 2018 net income was $317.4 million or $2.81 per diluted common share, up from $74.4 million or $0.67 per diluted common share in the first quarter of 2017. Net income includes a $385.4 million gain on divestiture activity, following the sale of the majority of the Company’s Powder River Basin assets for $500 million. Net income also includes a net derivative loss of $7.5 million, which includes $24.5 million in realized hedge losses.
First quarter of 2018 net cash provided by operating activities (GAAP) was $140.1 million.
Adjusted net income, adjusted net income per diluted common share and adjusted EBITDAX are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP financial measures at the end of this release.
First quarter of 2018 adjusted net income was $8.2 million, or $0.07 per diluted common share, up from a net loss of ($19.6) million, or ($0.18) per diluted common share in the first quarter of 2017. The calculation of adjusted net loss excludes non-recurring items and items difficult to estimate, in order to present results that can be more consistently compared with prior periods and peer results. Specifically, first quarter adjustments remove the net gain on divestitures, non-cash derivative losses and abandonment and impairment charges.
First quarter of 2018 adjusted EBITDAX was $210.2 million, up from $172.0 million in the first quarter of 2017. Increased adjusted EBITDAX was primarily driven by a 68% increase in the operating margin compared with the prior year, partially offset by a 16% decline in production due to asset divestitures. Adjusted EBITDAX includes an accrual of $0.8 million to other expense that was a non-recurring charge.
FINANCIAL POSITION AND LIQUIDITY
At March 31, 2018, the outstanding principal balance on the Company’s long-term debt included $2.8 billion in senior notes plus $172.5 million in senior convertible notes, with zero drawn on the Company’s senior secured credit facility. At quarter-end, the Company had a cash balance of $643.3 million, providing for net debt of $2.3 billion. The Company’s undrawn credit facility plus cash on hand provided $1.6 billion in liquidity.
Pro forma for the expected sales of the Company’s North Dakota and Texas assets for $292.3 million, net debt at quarter-end would have been $2.0 billion.
Subsequent to quarter-end, the lenders on the Company’s credit facility increased the borrowing base to $1.4 billion and aggregate lender commitments to $1.0 billion.

COMMODITY DERIVATIVES
For the last nine months of 2018, the Company currently has commodity derivatives in place for approximately 85% of expected oil production and 65% of expected gas production (NGLs are hedged by product). Additionally, the Company has Midland-Cushing basis hedges in place for approximately 70% of expected Permian oil production for the remainder of 2018 at just over $1.00 per Bbl.
SCHEDULE FOR FIRST QUARTER REPORTING
This release is accompanied by an investor presentation and pre-recorded call with transcript all posted to the Company’s website. Please visit the Company’s website at ir.sm-energy.com to access this additional first quarter detail.
Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time on May 4, 2018, for the first quarter 2018 financial and operating results Q&A session. This discussion will be accessible via webcast (available live and for replay) on the Company’s website at ir.sm-energy.com or by telephone at:
•Live (conference ID 9188439) - Domestic toll free/International: 866-393-4306/734-385-2616
•Replay (conference ID 9188439) - Domestic toll free/International: 855-859-2056/404-537-3406
The call replay will be available approximately one hour after the call until May 11, 2018.
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words "anticipate," "budget," "estimate," "expect," "forecast," "guidance," "plan," "project," "will" and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things, consummation of and expected proceeds from pending divestitures. General risk factors include the availability of and access to capital markets; the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and natural gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the Risk Factors section of SM Energy's 2017 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2018
Production Data
	For the Three Months Ended March 31,		Percent Change Between Periods
	2018	2017
Average realized sales price, before the effects of derivative settlements:
Oil (per Bbl)	$61.25	$47.55	29%
Gas (per Mcf)	$3.14	$2.98	5%
NGLs (per Bbl)	$25.53	$22.06	16%
Per Boe	$37.76	$27.55	37%
Average realized sales price, including the effects of derivative settlements:
Oil (per Bbl)	$56.39	$44.97	25%
Gas (per Mcf)	$3.39	$3.50	(3)%
NGLs (per Bbl)	$19.44	$19.18	1%
Equivalent (per Boe)	$35.34	$27.55	28%
Production:
Oil (MMBbl)	4.3	3.5	21%
Gas (Bcf)	25.2	33.9	(26)%
NGLs (MMBbl)	1.7	2.9	(43)%
MMBoe	10.1	12.1	(16)%
Average daily production:
Oil (MBbl/d)	47.4	39.2	21%
Gas (MMcf/d)	280.2	376.6	(26)%
NGLs (MBbl/d)	18.6	32.5	(43)%
MBoe/d	112.7	134.4	(16)%
Per Boe data:
Realized price, before the effects of derivative settlements	$37.76	$27.55	37%
Lease operating expense	4.95	3.82	30%
Transportation costs	4.63	5.88	(21)%
Production taxes	1.68	1.17	44%
Ad valorem tax expense	0.67	0.55	22%
General and administrative(1) (2)	2.73	2.38	15%
Operating margin, before the effects of derivative settlements (2)	23.10	13.75	68%
Derivative settlement loss	(2.42)	—	(100)%
Operating margin, including the effects of derivative settlements (2)	$20.68	$13.75	50%
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$12.87	$11.39	13%

(1) Includes non-cash stock-based compensation expense per Boe of $0.40 and $0.34 for the three-month periods ending March 31, 2018 and 2017, respectively.
(2) Certain prior period amounts have been adjusted to conform to the current period presentation due to an accounting standards update.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2018
Condensed Consolidated Balance Sheets
(in thousands, except share data)	March 31,	December 31,
ASSETS	2018	2017
Current assets:
Cash and cash equivalents	$643,337	$313,943
Accounts receivable	192,562	160,154
Derivative assets	77,296	64,266
Prepaid expenses and other	9,997	10,752
Total current assets	923,192	549,115
Property and equipment (successful efforts method):
Proved oil and gas properties	5,824,014	6,139,379
Accumulated depletion, depreciation, and amortization	(2,893,674)	(3,171,575)
Unproved oil and gas properties	1,986,070	2,047,203
Wells in progress	405,549	321,347
Oil and gas properties held for sale, net	234,618	111,700
Other property and equipment, net of accumulated depreciation of $52,483 and $49,985, respectively	112,972	106,738
Total property and equipment, net	5,669,549	5,554,792
Noncurrent assets:
Derivative assets	35,128	40,362
Other noncurrent assets	32,119	32,507
Total noncurrent assets	67,247	72,869
Total assets	$6,659,988	$6,176,776
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$468,108	$386,630
Derivative liabilities	181,068	172,582
Total current liabilities	649,176	559,212
Noncurrent liabilities:
Revolving credit facility	—	—
Senior Notes, net of unamortized deferred financing costs	2,770,979	2,769,663
Senior Convertible Notes, net of unamortized discount and deferred financing costs	141,269	139,107
Asset retirement obligations	85,407	103,026
Asset retirement obligations associated with oil and gas properties held for sale	23,139	11,369
Deferred income taxes	178,423	79,989
Derivative liabilities	53,712	71,402
Other noncurrent liabilities	45,786	48,400
Total noncurrent liabilities	3,298,715	3,222,956
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 111,687,016 and 111,687,016 shares, respectively	1,117	1,117
Additional paid-in capital	1,747,035	1,741,623
Retained earnings (1)	980,444	665,657
Accumulated other comprehensive loss (1)	(16,499)	(13,789)
Total stockholders’ equity	2,712,097	2,394,608
Total liabilities and stockholders’ equity	$6,659,988	$6,176,776
(1) The Company reclassified $3.0 million of tax effects stranded in accumulated other comprehensive loss to retained earnings as of January 1, 2018 due to an accounting standards update.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2018
Condensed Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended March 31,

	2018	2017
		(as adjusted)
Operating revenues and other income:
Oil, gas, and NGL production revenue	$382,886	$333,198
Net gain on divestiture activity	385,369	37,463
Other operating revenues	1,340	2,077
Total operating revenues and other income	769,595	372,738
Operating expenses:
Oil, gas, and NGL production expense	120,879	138,046
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	130,473	137,812
Exploration(1)	13,727	11,817
Abandonment and impairment of unproved properties	5,625	—
General and administrative(1)	27,682	28,817
Net derivative (gain) loss(2)	7,529	(114,774)
Other operating expenses	4,612	4,859
Total operating expenses	310,527	206,577
Income from operations	459,068	166,161
Interest expense	(43,085)	(46,953)
Loss on extinguishment of debt	—	(35)
Other non-operating income (expense), net	409	(233)
Income before income taxes	416,392	118,940
Income tax expense	(98,991)	(44,506)
Net income	$317,401	$74,434

Basic weighted-average common shares outstanding	111,696	111,258
Diluted weighted-average common shares outstanding	112,879	111,329
Basic net income per common share	$2.84	$0.67
Diluted net income per common share	$2.81	$0.67
Dividends per common share	$0.05	$0.05

(1) Non-cash stock-based compensation included in:
Exploration expense	$1,316	$1,408
G&A expense	4,096	4,047
Total non-cash stock-based compensation	$5,412	$5,455

(2) The net derivative (gain) loss line item consists of the following:
Settlement (gain) loss	$24,528	$(7)
Gain on fair value changes	(16,999)	(114,767)
Total net derivative (gain) loss	$7,529	$(114,774)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2018
Condensed Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended March 31,

	2018	2017
		(as adjusted)
Cash flows from operating activities:
Net income	$317,401	$74,434
Adjustments to reconcile net income to net cash provided by operating activities:
Net (gain) loss on divestiture activity	(385,369)	(37,463)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	130,473	137,812
Abandonment and impairment of unproved properties	5,625	—
Stock-based compensation expense	5,412	5,455
Net derivative (gain) loss	7,529	(114,774)
Derivative settlement gain (loss)	(24,528)	7
Amortization of debt discount and deferred financing costs	3,866	4,946
Loss on extinguishment of debt	—	35
Deferred income taxes	98,366	33,225
Other, net	(2,527)	3,376
Changes in current assets and liabilities:
Accounts receivable	(4,464)	30,407
Prepaid expenses and other	755	178
Accounts payable and accrued expenses	(8,825)	(5,497)
Accrued derivative settlements	(3,579)	2,838
Net cash provided by operating activities	140,135	134,979

Cash flows from investing activities:
Net proceeds from the sale of oil and gas properties	490,780	744,333
Capital expenditures	(301,521)	(154,401)
Acquisition of proved and unproved oil and gas properties	—	(75,105)
Net cash provided by investing activities	189,259	514,827

Cash flows from financing activities:
Proceeds from credit facility	—	397,500
Repayment of credit facility	—	(397,500)
Cash paid to repurchase Senior Notes	—	(2,344)
Cash paid for extinguishment of debt	—	(13)
Other, net	—	(160)
Net cash used in financing activities	—	(2,517)

Net change in cash, cash equivalents, and restricted cash	329,394	647,289
Cash, cash equivalents, and restricted cash at beginning of period	313,943	12,372
Cash, cash equivalents, and restricted cash at end of period	$643,337	$659,661

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2018
Adjusted EBITDAX (Non-GAAP)(1)
(in thousands)

Reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to adjusted EBITDAX (Non-GAAP)	For the Three Months Ended March 31,
	2018	2017
Net income (GAAP)	$317,401	$74,434
Interest expense	43,085	46,953
Interest income(2)	(849)	(335)
Income tax expense	98,991	44,506
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	130,473	137,812
Exploration(3)(4)	12,411	10,409
Abandonment and impairment of unproved properties	5,625	—
Stock-based compensation expense	5,412	5,455
Net derivative (gain) loss	7,529	(114,774)
Derivative settlement gain (loss)	(24,528)	7
Net gain on divestiture activity	(385,369)	(37,463)
Loss on extinguishment of debt	—	35
Other	7	4,986
Adjusted EBITDAX (Non-GAAP)(4)	210,188	172,025
Interest expense	(43,085)	(46,953)
Interest income(2)	849	335
Income tax expense	(98,991)	(44,506)
Exploration(3)(4)	(12,411)	(10,409)
Amortization of debt discount and deferred financing costs	3,866	4,946
Deferred income taxes	98,366	33,225
Other, net (4)	(2,534)	(1,610)
Changes in current assets and liabilities	(16,113)	27,926
Net cash provided by operating activities (GAAP)(4)	$140,135	$134,979

(1) Adjusted EBITDAX represents net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that we present because we believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our Credit Agreement based on adjusted EBITDAX ratios. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies. Our credit facility provides a material source of liquidity for us. Under the terms of our Credit Agreement, if we failed to comply with the covenants that establish a maximum permitted ratio of senior secured debt to adjusted EBITDAX and a minimum permitted ratio of adjusted EBITDAX to interest, we would be in default, an event that would prevent us from borrowing under our credit facility and would therefore materially limit our sources of liquidity. In addition, if we are in default under our credit facility and are unable to obtain a waiver of that default from our lenders, lenders under that facility and under the indentures governing our outstanding Senior Notes and Senior Convertible Notes would be entitled to exercise all of their remedies for default.

(2) Interest income is included within the other non-operating income (expense), net line item on the Company's condensed consolidated statements of operations.
(3) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying condensed consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the Company's accompanying condensed consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(4) Certain prior period amounts have been adjusted to conform to the current period presentation on the condensed consolidated financial statements due to accounting standards updates.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2018
Adjusted Net Income (Loss) (Non-GAAP)
(in thousands, except per share data)
	For the Three Months Ended March 31,

	2018	2017
Net income (GAAP)	$317,401	$74,434
Net derivative (gain) loss	7,529	(114,774)
Derivative settlement gain (loss)	(24,528)	7
Net gain on divestiture activity	(385,369)	(37,463)
Abandonment and impairment of unproved properties	5,625	—
Loss on extinguishment of debt	—	35
Other, net(1)	807	4,986
Tax effect of adjustments(2)	86,710	53,142
Adjusted net income (loss) (Non-GAAP)(3)	$8,175	$(19,633)

Diluted net income per common share (GAAP)	$2.81	$0.67
Net derivative (gain) loss	0.07	(1.03)
Derivative settlement gain (loss)	(0.22)	—
Net gain on divestiture activity	(3.41)	(0.34)
Abandonment and impairment of unproved properties	0.05	—
Loss on extinguishment of debt	—	—
Other, net(1)	0.01	0.04
Tax effect of adjustments(2)	0.76	0.48
Adjusted net income (loss) per diluted common share (Non-GAAP)(4)	$0.07	$(0.18)

Basic weighted-average common shares outstanding (GAAP)	111,696	111,258
Diluted weighted-average common shares outstanding (GAAP)	112,879	111,329

Note: Amounts may not calculate due to rounding.
(1) For the three-month period ended March 31, 2018, the adjustment is related to bad debt expense and an accrual for a non-recurring matter. For the three-month period ended March 31, 2017, the adjustment is related to impairment of materials inventory and the change in the Net Profits Plan liability. These items are included in other operating expenses on the Company's condensed consolidated statements of operations.

(2) The tax effect of adjustments is calculated using a tax rate of 21.9% and 36.1% for the three-month periods ended March 31, 2018, and March 31, 2017, respectively. These rates approximate the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

(3) Adjusted net income (loss) excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, net (gain) loss on divestiture activity, materials inventory loss, and gains or losses on extinguishment of debt. The non-GAAP measure of adjusted net income (loss) is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income (loss) is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income (loss) should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, cash provided by operating activities, or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income (loss) excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted net income (loss) amounts presented may not be comparable to similarly titled measures of other companies.

(4) For periods where the Company reports adjusted net loss, basic weighted-average common shares outstanding are used in the calculation of adjusted net loss per diluted common share.